Exhibit 3.11

IMVESCOR RESTAURANT GROUP INC./ GROUPE

RESTAURANTS IMVESCOR INC.

ANNUAL INFORMATION FORM

For the 52 weeks ended October 29, 2017

January 12, 2018

ITEM 6 DIVIDENDS AND DISTRIBUTIONS	20

6.1 Dividend Policy	20

ITEM 7 DIRECTORS AND EXECUTIVE OFFICERS	21

7.1 Directors	21
7.2 Executive Officers	23
7.3 Holdings of Common Shares of Directors and Executive Officers	23
7.4 Conflicts of Interest	23

ITEM 8 AUDIT AND RISK COMMITTEE INFORMATION	23

8.1 Audit and Risk Committee's Mandate	23
8.2 Composition and Relevant Education and Experience	23
8.3 Pre–Approval Policies and Procedures	24
8.4 External Auditor Service Fees (by Category)	25

(i)
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

(ii)
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

PRELIMINARY NOTES AND CAUTIONARY STATEMENT

Preliminary Notes

In this Annual Information Form (the "AIF"), information is given as at October 29, 2017, unless stated otherwise. All currency references in this AIF are in Canadian dollars.

References to "IRG" or the "Company" refers to Groupe Restaurants Imvescor Inc. / Imvescor Restaurant Group Inc. and its direct and indirect subsidiaries and predecessors or other entities controlled by them where the context so requires.

"Pizza Delight" refers to the franchised or company-owned restaurant businesses carried on under the "Pizza Delight" name, trade-marks and other intellectual property rights.

"Toujours Mikes" refers to the franchised or company-owned restaurant businesses carried on under the "Toujours Mikes" (previously known under the trade name Trattoria di Mikes®) name, trade-marks and other intellectual property rights.

"Scores" refers to the franchised or company-owned restaurant businesses carried on under the "Scores" name, trade-marks and other intellectual property rights.

"Bâton Rouge" refers to the franchised or company-owned restaurant businesses carried on under the "Bâton Rouge" name, trade-marks and other intellectual property rights.

"Ben & Florentine" refers to the franchised or company-owned restaurant businesses carried on under the "Ben & Florentine" name, trade-marks and other intellectual property rights.

Other terms that are capitalized herein have the meanings ascribed to them in this AIF.

Disclosure Regarding Forward-Looking Statements

This AIF contains "forward-looking statements" within the meaning of applicable securities laws, including but not limited to, IRG's business objectives, estimates, outlook, strategies and priorities and all other statements other than statements of historical facts. Forward-looking statements may include estimates, intentions, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Forward-looking statements are often, but not always, identified by the use of words such as "may", "should", "would", "will", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", "targeting", "intend", "could", "might", "continue", "outlook" or the negative of these terms or other comparable terminology. All such forward-looking statements are made pursuant to the "safe harbour" provisions of applicable securities laws.

Forward-looking statements involve known and unknown risks, uncertainties and other factors outside of IRG's control. A number of factors could cause the actual results of IRG to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the risk factors discussed under the heading Item 9 "Risk Factors". These factors are not intended to represent an exhaustive list of the factors that could adversely affect IRG and its results but should, however, be considered carefully.

Further, although the forward-looking statements contained herein are based on information currently available to IRG's management and on the current assumptions, intentions, plans, expectations, estimates, opinions, forecasts, projections and other assumptions made by IRG's management in light of its experience and perception of historical trends, current conditions and expected future developments (such as IRG's future growth, results of operations, performance and opportunities as well as the future of the economic environment in which it operates), as well as other factors that IRG's management believes are appropriate and reasonable in the circumstances and on the date of this AIF, there can be no assurance that such assumptions, intentions, plans, expectations, estimates, opinions, forecasts, projections and other assumptions will prove to be correct or that actual results will not differ materially from those anticipated in such forward-looking statements. Unless otherwise noted or the context otherwise indicates, forward-looking statements in this AIF speak only as of the date of this AIF and include, but are not limited to, matters discussed under the headings Item 1 "Corporate Structure", Item 2 "General Development of the Business – Three Year History", Item 3 "Description of the Business", Item 6 "Dividends and Distributions" and Item 9 "Risk Factors".

1
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Forward-looking statements are provided herein for the purpose of assisting IRG's security holders, investors and others in understanding its current strategic priorities, expectations and plans, as well as its financial position and results of operations as at and for the periods ended on the date presented. Readers are cautioned, however, that such information may not be appropriate for other purposes and should not place undue reliance on the forward-looking statements contained in this AIF. IRG assumes no obligation to update or revise such forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws. Except as otherwise indicated, forward-looking statements do not reflect the potential impact of any non-recurring or other special items or of any transactions that may be announced or that may occur after the date of this AIF. The financial impact of these transactions and non-recurring and other special items can be complex and depends on the facts particular to each of them. IRG therefore cannot describe the expected impact in a meaningful way or in the same way it presents known risks affecting the business. IRG's forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Trade-Marks

This AIF includes registered and unregistered trade-marks protected under applicable intellectual property laws and are the property of, or includes business names and logos used pursuant to contractual agreements by IRG. Solely for convenience, trade-marks and trade-names referred to in this AIF may appear without the® or ™ symbol, but such references are not intended to indicate, in any way, that IRG or its affiliates will not assert their rights to the fullest extent under applicable laws. All other trade-marks and trade-names used in this AIF are the property of their respective owners.

Compliance with International Financial Reporting Standards

This AIF makes reference to certain measures that are not performance measures consistent with International Financial Reporting Standards ("IFRS"). The key performance metrics and non-IFRS measures include measures that are not recognized measures under IFRS and do not have a standardized meaning prescribed by IFRS. Because the measures included in the key performance metrics and the non-IFRS measures do not have standardized meanings prescribed by IFRS, they may not be comparable with similar measures presented by other issuers. Accordingly, they should not be considered in isolation nor as a substitute for analysis of IRG's financial information reported under IFRS.

Key Performance Metrics

"Net New Restaurants" represents the aggregate number of restaurant openings net of restaurant closures.

"Same Restaurant Sales" or "SRS" or "SRS growth" is a metric used in the restaurant industry to compare sales earned in established locations over a certain period of time, such as a fiscal quarter, for a given period against sales in the same period in the previous fiscal year. SRS growth provides the portion of System Sales growth that is from established locations rather than from the opening of Net New Restaurants. IRG defines SRS as sales generated by company-owned and franchised restaurants that have been open for at least one year compared to the sales from the same group of restaurants in the comparable period.

2
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

"System Sales" is the aggregate sales achieved by all Pizza Delight, Toujours Mikes, Scores, Bâton Rouge and Ben & Florentine restaurants, whether they are company-owned restaurants or franchised restaurants. System Sales include sales from existing locations as well as new restaurants. This performance measure indicates IRG's overall growth and reflects the direct impact of restaurant openings and closures. IRG's franchisee and supplier royalty revenues vary directly with the level of System Sales in its franchisee restaurant network.

Item 1 Corporate Structure

1.1       General

IRG was amalgamated under the Canada Business Corporations Act ("CBCA") pursuant to articles of arrangement dated October 10, 2009. IRG became the successor to PDM Royalties Income Fund (the "Fund") following the completion of the reorganization of the Fund from an income trust structure to a corporate structure by way of a court-approved plan of arrangement under the CBCA on October 10, 2009. As part of the plan of arrangement, the shareholders of Imvescor Inc., General Financial Corporation Ltd. and Delighted Guests Ltd. agreed to amalgamate the franchising and distribution businesses operated by Imvescor Inc. and its subsidiary, Imvescor Restaurants Inc., into IRG.

As a result of the plan of arrangement, holders of units of the Fund became holders of common shares of IRG. From and after the completion of the plan of arrangement, IRG has carried on the entire business previously carried on by the Fund, Imvescor Inc. and Imvescor Restaurants Inc., and the Fund was wound-up effective October 10, 2009.

On March 10, 2016, at the 2015 annual general and special meeting of the shareholders of IRG, the shareholders of IRG approved a special resolution approving the amendment of the articles of IRG to change the province in Canada where IRG's registered office is to be situated from New Brunswick to Québec. IRG's head and registered office was thereafter moved from 774, Main Street, Suite 400, Moncton, Province of New Brunswick, E1C 9Y3 to 8250 Décarie Blvd, Suite 310, Montreal, Province of Québec, H4P 2P5.

1.2       Intercorporate Relationships

The corporate chart below shows as of October 29, 2017, IRG's main subsidiaries, where they were incorporated, and the percentage of their voting securities that IRG beneficially owned, controlled or directed, directly or indirectly.

3
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

On October 31, 2017, PDM Royalties Limited Partnership (the "Partnership") was wound-up into IRG and PDM Restaurants GP Inc. which subsequently amalgamated with IRG on November 1, 2017. Pursuant to the windup and distribution of all the remaining property and assets of the Partnership, IRG acquired, amongst other things, the right, title and interest in:

•	all Canadian trade-marks and all other trade-marks and associated rights in connection with the Pizza Delight, Toujours Mikes, Scores and Bâton Rouge restaurant business (the "IRG Marks"); and

•	the IRG Marks, all business names, logos, trade names, operating procedures, systems and procedures for the construction, design or operation of restaurants using certain types of equipment, supplies, ingredients, recipes, merchandising, advertising and business techniques, and other intellectual property and proprietary rights that are used in connection with the operation of the Pizza Delight, Toujours Mikes, Scores and Bâton Rouge restaurants (the "IRG Rights").

The IRG Rights also include the Canadian trade-marks and all other trade-marks and associated rights in connection with the Ben & Florentine restaurant business which assets, amongst others, were acquired by IRG on February 27, 2017.

Item 2 General Development of the Business – Three Year History

2.1       Recent Events

On December 12, 2017, IRG entered into a definitive combination agreement (the "Combination Agreement") contemplating an amalgamation (the "Transaction") under Section 181 of the CBCA involving the Company and an entity (“MTY Subco”) to be incorporated which will be a direct or indirect wholly-owned subsidiary of MTY Food Group Inc. ("MTY"). Pursuant to the Transaction, each shareholder of IRG will be entitled to receive, on the effective date: (i) a number of redeemable preferred shares of the entity resulting from the amalgamation of IRG and MTY Subco (“Amalco”) equal to 20.14% of common shares of IRG held by such shareholder, which redeemable preferred shares will be redeemed immediately after the Transaction by Amalco in consideration for $4.10 per redeemable preferred share of Amalco; and (ii) a number of common shares of MTY equal to the remainder of such shareholder's common shares of IRG multiplied by 0.0785, subject to rounding. The Transaction is described in greater detail in IRG's material change report dated December 21, 2017, which has been filed on SEDAR at www.sedar.com under IRG's profile. The full text of the Combination Agreement is also available on SEDAR.

Until the completion of the Transaction, the Combination Agreement and the Amalgamation Agreement restrict IRG from taking specified actions without the consent of MTY. These restrictions limit IRG's discretion with respect to certain capital allocation matters, including dividends and other expenditures that may be outside the ordinary course of IRG's day-to-day business and may prevent IRG from pursuing certain business opportunities that may arise.

On January 31, 2018, Ms. Tania M. Clarke, Chief Financial Officer, will be leaving IRG to pursue another opportunity. On November 30, 2017, consistent with IRG's desire to focus on its core business of restaurant franchising, IRG's wholly owned subsidiary, Groupe Commensal Inc., completed the sale of substantially all of its assets related to the manufacturing of Commensal products for an aggregate sum of approximately $4.25 million, subject to customary purchase price adjustments.

In November 2017, Mr. Stanley Goodman joined IRG's senior management team to lead the Bâton Rouge brand following the departure of Mr. Nipun Sharma, Mr. Robert Longtin resigned from his position as Senior Director, Restaurant Development and Mr. Vincent Dugas took over IRG's Retail segment following Mr. Nicolas Bergeron departure from the Corporation.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

2.2       Fiscal 2017

Along with its franchisees, IRG completed the renovation of 34 restaurants located in the Provinces of Québec and Ontario, and in the Maritimes.

In fiscal 2017, nine generally underperforming restaurants were closed of which three are expected to reopen; six new franchised restaurants opened, including one Toujours Mikes and five Ben & Florentine, and one Toujours Mikes franchised restaurant reopened.

IRG repurchased and cancelled 43,954 common shares during fiscal 2017 under its previously announced normal course issuer bid ("NCIB"). IRG renewed its NCIB in January 2017 which enables IRG to purchase for cancellation up to 3,024,297 common shares during the period commencing January 20, 2017 and ending no later than January 19, 2018, representing approximately 5% of the 60,485,954 common shares outstanding as at the close of markets on January 9, 2017.

Mr. Ronald Simard joined IRG's senior management team during the first quarter of 2017 to lead the Scores brand following the departure of Mr. John Prontzos.

On February 27, 2017, IRG announced the successful completion of the acquisition of substantially all of the assets of Ben & Florentine, a leading franchisor in the breakfast and lunch category with over 40 locations across Québec, Ontario and Manitoba. IRG acquired Ben & Florentine for consideration of $17.7 million paid at closing, with an adjustment for working capital of $0.7 million, and an additional earn-out payment of up to $7.3 million payable in the second quarter of fiscal 2018 based upon the achievement of certain financial results driven principally by the successful opening of new restaurants. Since the acquisition, IRG has opened five new Ben & Florentine restaurants, bringing the Ben & Florentine restaurant count to 46.

In February and March 2017, the Company launched, in its retail channel, a new lineup of Toujours Mikes thin crust pizzas to supplement its current pizza offering and a new line of pasta products. Initial feedback on these products has been positive and the Company will continue to initiate actions to build consumer awareness for these new product lines. The Company incurred listing fees of $0.1 million in each of Q2 and Q3 2017 in conjunction with these new product offerings.

Mr. Roland Boudreau, a director of IRG since April 2015, did not stand for re-election at the annual and special meeting of shareholders held on March 7, 2017.

Ms. Marie-Line Beauchamp was appointed as Chief Operating Officer for Toujours Mikes and Pizza Delight on July 21, 2017 following the departure of Ms. Amber Coggan-Imbeault as Chief Operating Officer of Pizza Delight.

2.3       Fiscal 2016

Along with its franchisees, IRG completed the renovation of 28 restaurants located in the Provinces of Québec and Ontario, and in the Maritimes.

On November 2nd, 2016, IRG launched the Toujours Mikes brand throughout its Trattoria di Mikes network in order to refresh the Trattoria di Mikes banner. The new Toujours Mikes brand replaces the Trattoria di Mikes branding in the Province of Québec. As a result, IRG began investing in the replacement of Trattoria di Mikes network by funding the signage replacement of all Trattoria di Mikes locations in the Province of Québec. The new Toujours Mikes brand began rolling out to restaurants in the Province of Québec in July 2016.

On June 8, 2016, IRG appointed Ms. Anne-Marie Laberge as an independent director to serve on its board of directors (the "Board of Directors").

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

In April 2016, the receiver (the "Receiver") appointed to 4513444 Canada Inc., the manufacturer of certain Toujours Mikes licensed retail products that was formerly carrying on business under the trade name of "Aliments T&N Foods" ("T&N") before being declared bankrupt on December 22, 2015, sold to a third party food manufacturer the T&N assets. On April 29, 2016, IRG entered into a supply agreement with the acquirer of the T&N assets for the manufacturing, distribution and/or supply of the Toujours Mikes retail pizzas. In November 2015, IRG had temporarily taken over the operations of a plant where T&N manufactured pizza products sold under the IRG brand names in order to honour its commitments to its grocery partners. Under a management agreement entered into with the Receiver, IRG was operating the facility, assuming all expenses and responsibilities pertaining to the manufacturing of the retail pizzas and was collecting directly from the retailers selling the Toujours Mikes retail pizzas any and all revenues generated by the operations conducted at the manufacturer's facility while under IRG's management.

Ms. Marie-Line Beauchamp and Mr. Nipun Sharma joined IRG's senior management team during the first quarter of 2016 to lead respectively the Toujours Mikes and Bâton Rouge brands.

On February 12, 2016, IRG announced that following discussions with various shareholders of IRG, the Board of Directors decided to increase the size of the Board of Directors and to support the election of Mr. David D. Sgro as director, at the annual and special meeting of the shareholders of IRG held on March 10, 2016. Mr. Arnaud Ajdler, a director of IRG since July 2013, indicated to the Board of Directors that he would not stand for re-election at the annual and special meeting of shareholders held on March 10, 2016. At the annual and special meeting of the shareholders of IRG held on such date, Ms. Roula Zaarour was elected as director.

On January 22, 2016, IRG announced that its Board of Directors had adopted By-Law No.2 relating to advance notice requirements for director elections (the "Advanced Notice By-Law") to provide shareholders, directors and IRG's management with a clear framework for nominating directors of IRG in connection with any annual or special meeting of the shareholders.

On January 18, 2016, IRG announced that it had received approval from the Toronto Stock Exchange (the "TSX") to implement the NCIB and, on January 20, 2016, entered into an automatic share purchase plan with a designated broker to allow for the purchase of common shares under the NCIB at times when IRG would ordinarily not be permitted to purchase common shares. For additional details, see Section 4.4 "Normal Course Issuer Bid".

On January 14, 2016, IRG announced a 12.5% increase of its quarterly dividend payable pursuant to the Dividend Policy from $0.02 to $0.0225 per common share.

2.4       Fiscal 2015

During the fourth quarter of fiscal 2015, IRG completed its plan to relocate and restructure certain shared services and administrative functions and to consolidate its two corporate offices into its Montreal head office location. The purpose of this initiative was to unite management and staff, improve operational efficiency, reduce occupancy and administrative costs and enable IRG to focus more effectively on restaurant development, brand enhancement, menu innovation, and franchise unit growth. Along with its franchisees, IRG completed the renovation of 5 restaurants located in the Province of Québec.

On August 31, 2015, IRG announced that it had entered into a new credit agreement with a Canadian chartered bank (the "Credit Agreement") providing for a three-year senior secured revolving reducing credit facility in an aggregate amount of $35 million, which maximum amount reduces quarterly by $875,000 until August 31, 2018, at which point the remaining principal will be due for repayment. The credit facility is available for general corporate purposes including acquisitions (the "Credit Facility"). For a detailed description of the Credit Agreement and of the Credit Facility, see Section 4.3 "Credit Facility".

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

In April 2015, at its annual general and special meeting of shareholders, the Company unveiled a strategic plan (the "Strategic Plan") that charted a roadmap for its transformation and growth over the course of the next three years. The Company planned to build on its strengths, including a dedicated franchisee network, a solid balance sheet, an experienced and focused management team, a robust regional position for each of its brands and a healthy retail presence. The objectives of the Strategic Plan at the time were (i) growing Same Restaurant Sales; (ii) improving franchisee profitability; (iii) enhancing and leveraging shared services; and (iv) improving shareholder returns. The Strategic Plan also provided for the implementation of the Restaurant Rejuvenation Plan (the "RRP") in order to improve guest experience and increase sales, with IRG targeting an investment of up to $5.5M of its own funds over three years in the RRP. See Section 3.2.3 "Restaurant Rejuvenation Plan" below for greater details on the Restaurant Rejuvenation Plan.

During fiscal 2015, IRG strengthened its leadership team, including the appointment of Ms. Tania Melanie Clarke as Chief Financial Officer.

Since January 2014, several changes to the composition of the Board of Directors were made which ultimately culminated, on April 15, 2015, in the election of Messrs. François-Xavier Seigneur, the current Chair of the Board of Directors, Gary O'Connor, the current Chairman of the Audit and Risk Committee, Pierre A. Raymond, the current Chairman of the Corporate Governance, Human Resources and Compensation Committee, Arnaud Ajdler, Roland Boudreau, Michael Forsayeth, Frank Hennessey and Patrick H. Sugrue.

Item 3 Description of the Business

3.1       General

IRG is primarily engaged in the business of franchising and developing a system of distinctive family/mid-scale dining, casual-dining and take-out and delivery restaurants serving high quality food. IRG's restaurants operate under the Pizza Delight, Toujours Mikes, Scores, Bâton Rouge and Ben & Florentine brands. IRG conducts business through one operating segment, Franchising, which consists primarily of franchised restaurants and company-owned restaurants, including both take-out and sit-down restaurants licensed to serve alcohol, and also includes licensed retail products manufactured and sold by third parties under licence under the Pizza Delight, Toujours Mikes, Scores and Bâton Rouge brands. Company-owned restaurants are former franchised restaurants that are owned and operated by IRG. Such restaurants were typically acquired by IRG to be resold to franchisees or with the intent of using them for testing new concepts and menu items.

IRG's network of restaurants are easily identified by the Pizza Delight, Toujours Mikes, Scores, Bâton Rouge and Ben & Florentine banners and have established a high recognition throughout the communities they each respectively serve.

3.2       Overview of Franchise Operations

The relationship between IRG and each of its franchisees is governed by a franchise agreement. Under the typical provisions of a franchise agreement, franchisees supply capital, initially, by paying an initial franchise fee ranging from $30,000 to $60,000 for traditional locations, owning or leasing the land and building, and purchasing equipment, signs, furniture, leaseholds, inventories and supplies, and over the longer term, by reinvesting in the business.

The franchise agreement grants the franchisee the right to use the applicable IRG Rights within a limited territory, if any, and describes the comprehensive standards of operations by which a franchisee is required to operate its franchised restaurant in order to maintain the reputation, goodwill, high standards of quality of product, guest service and appearance of the franchise system of IRG. In consideration for the franchisee receiving the opportunity to use the brand system, IRG collects, pursuant to the franchise agreement, the initial franchise fee described above and an ongoing royalty fee of approximately 3% to 6% of gross sales. In certain cases, IRG collects reduced royalty rates from franchisees due to (i) temporary assistance to less-profitable franchised restaurants; and (ii) contractual support that was offered to certain franchisees in return for purchasing company-owned restaurants or for retention purposes. Included in IRG's franchise network of franchised restaurants are several franchisees who each own more than one franchised restaurant.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

IRG has been a long standing member of the Canadian Franchise Association and seeks to comply with its code of ethics and disclosure requirements for all prospective franchisees.

3.2.1    Brand–Based Business Model

The brands licensed by IRG, each with different target markets, allow IRG to position itself across a broad range of demographic, economic and geographic sectors, to operate in all day–parts of the restaurant business and to compete in the retail food products market. Each brand has implemented its component of the Strategic Plan to strengthen and grow the brand system based on the following four pillars:

•	Quality of Food;
•	Quality of Service;
•	Value; and
•	Ambiance (through IRG's investment in the Restaurant Rejuvenation Plan).

Beginning in fiscal 2016 and continued during fiscal 2017, IRG's brands reduced their menu offerings to maximise optimal service offerings and continued to improve the overall quality of the ingredients and their respective recipes in order to enhance the guest experience while streamlining inventories to enhance franchisee cash flow. In addition, IRG successfully launched new menus for the Pizza Delight, Toujours Mikes, Scores, Bâton Rouge and Ben & Florentine brands.

The brands and their respective target segment and geographic focus, are outlined as follows:

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Pizza Delight started in Shediac, New Brunswick in 1968 and has grown into an iconic brand in Atlantic Canada and continually strives to live by its mission statement "To consistently delight our customers with our crave-able pizzas, pastas, salads and donairs served with our hometown hospitality & value". Pizza Delight locations are concentrated in smaller cities and secondary markets in Atlantic Canada & Ontario where they compete primarily with mid-scale family restaurants. Management believes that Pizza Delight delivers a quality eating experience with a lower average cheque relative to most other chain-based restaurants with which it competes in its market. Pizza Delight restaurants enjoy significant take-out and delivery sales and are well-positioned to capitalize on what management perceives as an increasing trend towards out-of-home meal occasions.

As at October 29, 2017 there were 80 Pizza Delight restaurants with an average size of 3,100 square feet and average seating of 90 guests.

In 1967, Toujours Mikes first opened as Mikes Submarines in Notre-Dame-de-Grâce in Montreal. From its humble beginnings as a single restaurant serving hot subs, Toujours Mikes has grown to be the second largest chain in the full service category in the Province of Québec, with a strong regional presence, serving 3 day parts: breakfast, lunch and dinner.

Toujours Mikes restaurants offer take-out and delivery service. Historically, Mikes Submarines restaurants were the first restaurant chain in Montreal to offer a delivery with a 30 minutes or its free guarantee. Toujours Mikes is also an adaptable concept to non-traditional locations such as food courts.

In fiscal 2016, IRG launched the Toujours Mikes brand throughout its Trattoria di Mikes network in order to refresh the Trattoria di Mikes banner. The new Toujours Mikes brand replaces the Trattoria di Mikes branding in the Province of Québec. As a result, IRG The new Toujours Mikes brand began rolling out to restaurants in the Province of Québec in July 2016 and the signage replacement of all Trattoria di Mikes locations funded by IRG was completed during fiscal 2017.

As at October 29, 2017, there were 70 Toujours Mikes restaurants with an average size of 400 to 6,400 square feet and seating for an average of 152 guests. With respect to Toujours Mikes, management is focused on Same Restaurant Sales growth, particularly through the rejuvenation of existing locations and by revisiting the concept's origins.

The Saint-Bruno location has been renovated and upgraded and now serves as the official training site for the brand.

In 2017, Toujours Mikes celebrated its 50th anniversary.

Since 2005, the Fund and subsequently IRG license to third parties the right to manufacture and sell licensed retail products, such as fresh dough pizzas, thin crust pizzas and sauces, under the Toujours Mikes brand, through grocery channels across Canada, which management believes increases brand awareness and creates stronger demand for Toujours Mikes restaurants

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Since its first opening in 1995 in Montreal, Scores has been renowned for its rotisserie chicken, ribs and its Endless Soup, Salad & Fruit Bar. Scores network currently operates in the family/mid-scale dining and take-out and delivery segments in the Provinces of Québec and Ontario. Scores offers value meals in a family setting, or through its one-number delivery service currently being offered in the Greater Montreal area and in Ottawa. Since 1995, Scores has built its brand and continues to support its brand recognition by consistently delivering a quality eating experience in a comfortable family atmosphere. Scores restaurants deliver a quality eating experience with a lower than average cheque relative to most of the other chain-based foodservice operators with which they compete in their markets. In addition, management believes that Scores' "Endless Soup, Salad & Fruit Bar" enables Scores to attract guests and create new brand loyalty. Scores offers full table service in a family setting, as well as take-out and delivery service. As at October 29, 2017, there were 37 Scores restaurants with an average of between 6,000 and 8,000 square feet with seating for approximately 200 to 350 guests.

IRG licenses to third parties the right to manufacture and sell licensed retail products under the Scores brand, such as the Scores combo ribs & chicken, through grocery channels across Canada, which management believes increases brand awareness and creates stronger demand for Scores restaurants.

Following the 2017 fiscal year-end, IRG opened its first official training site for the brand at the Cremazie location in the City of Montreal. The Scores concept is also re-building its presence in the Province of Québec by way of 3 upcoming full-service restaurants openings.

The Bâton Rouge concept was created when the first Bâton Rouge restaurant opened in Laval, Québec in 1992. Since then, management believes that Bâton Rouge has differentiated itself in the market by offering quality dishes and outstanding service in an upscale, yet casual and inviting atmosphere. The menu features the famous BBQ baby back ribs, tender Reserve AAA steaks and seafood. Attention in Bâton Rouge restaurants is given to many details – from the colours and textures of the decor to the freshness of ingredients and precision of meal preparation, presentation and service. To ensure high standards of freshness and consistency, most food including sauces, dressings and marinades are prepared fresh on site, according to tested corporate recipes. Bâton Rouge strives to deliver a consistent dining experience.

The popularity of Bâton Rouge has grown since the first restaurant was opened in 1992. As at October 29, 2017, there were 29 Bâton Rouge restaurants across Québec and Ontario as well as in Nova Scotia, with the size of the sites ranging from 5,500 to 8,000 square feet. Bâton Rouge restaurants seat an average of 230 guests.

Since 2013, IRG licenses to third parties the right to manufacture and sell a wide selection of licensed retail products under the Bâton Rouge brand, such as signature BBQ baby back ribs, hamburger beef patties, sauces, and coleslaw, through the grocery channels across Canada, which management believes increases brand awareness and creates stronger demand for Bâton Rouge restaurants. In 2017, Bâton Rouge celebrated its 25th anniversary. The Oakville location was renovated and upgraded and now serves as the official training site for the brand in the Province of Ontario.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Ben & Florentine was formed in 2009 in Montreal, Québec as a restaurant franchising company specializing in providing a superior breakfast & lunch experience to their customers at reasonable prices. Ben & Florentine contemporary décor, unique design elements and increased booth seating, strike the perfect balance for a great dining experience.

The business was established due to the identified lack of breakfast franchises in Canada with a modern and elegant feel.

The average size of a restaurant is approximately 3,000 square feet with seating for approximately 120 guests.

The first location was opened in Vaudreuil-Dorion, Québec on June 1, 2009. By 2011, the franchise had rapidly expanded and had 16 locations in the province of Québec. In 2012 the chain expanded into Ontario, and by 2014 there were 31 locations. In January 2016, Ben & Florentine opened its first restaurant in the province of Manitoba in the city of Winnipeg. IRG has been offering Ben & Florentine franchises since February 27, 2017 following its acquisition of the breakfast and lunch chain.

This rapidly growing chain opened its 49th store in the City of l'Ange-Gardien in December 2017. Ben & Florentine also benefits from a cantine food truck which travels across the roads of Québec to meet its communities. Ben & Florentine broadly supports different causes and associations through the distribution of free food and drinks.

3.2.2   Restaurant Locations

As at October 29, 2017, IRG, through its subsidiaries, and franchisees operated the following number of restaurants across Canada:

Brand	Atlantic	Québec	Ontario	Manitoba	Total	Franchised Restaurants	Company- Owned Restaurants
Pizza Delight	69	1	10	-	80	80	-
Toujours Mikes	-	69	1	-	70	68	2
Scores	-	35	2	-	37	35	2
Bâton Rouge	1	18	10	-	29	26	3
Ben & Florentine	-	44	1	1	46	45	1
Total	70	167	24	1	262	254	8

11
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

The following table presents the change in restaurant count for fiscal 2017:

	Franchised	Company-owned	Total
Opening balance	218	5	223
New openings	6	-	6
Reopenings(1)	1	-	1
Closures	(9)	-	(9)
Corporate buy backs(ii)	(2)	2	-
Net New Restaurants	(4)	2	(2)
Acquisition of Ben &Florentine	40	1	41
Closing balance	254	8	262

Notes:

(1)	Re-openings represent restaurants previously closed that have been reopened and are excluded from SRS.
(2)	Corporate buy backs represent previously franchised restaurants acquired by the Company to operate corporately.

In fiscal 2017, a total of nine generally underperforming restaurants were closed, three of which are expected to reopen, six new franchised restaurants opened, including one Toujours Mikes and five Ben & Florentine, and one Toujours Mikes franchised restaurant reopened. The restaurant count directly impacts System Sales, franchise royalties and supplier coordination fees earned.

 3.2.3   Restaurant Rejuvenation Plan

In April 2015, IRG announced its RRP which provides for a payment by IRG to the franchisee upon the completion of the renovation representing 20% of the capital costs incurred by the franchisee up to a maximum amount of $50,000 of the renovation payable over a 12 month period upon re-opening, for guest facing areas of the restaurant only.

As of the date hereof, IRG completed 67 renovations, 34 of which were completed during fiscal 2017 and expects to renovate over 100 restaurants in total under the RRP. Restaurants closed under the RRP for 5 weeks or less are included in SRS. During fiscal 2017, to foster unit growth, IRG extended the scope of the RRP to the development of new locations by existing franchisees. Five franchisees benefited from this additional incentive program in fiscal 2017.

3.2.4   Franchisee Services

IRG considers profitable franchisees who continually reinvest in their businesses to be a key priority critical to its success. As a means to enhance the franchisee's profitability and to assure consistency through IRG's brands, IRG provides various support services to its franchisees including, amongst others, mandatory franchisee training program, operational support by Brand District Managers and Director of Operations on an ongoing basis, site selection and a food safety program. IRG provides continuing training to its franchisees through the respective regional Brand District Managers and the holding of periodic seminars, workshops and meetings.

3.2.5   Relationship with Franchisees

IRG's business strategy is based on establishing a collaborative relationship with its franchisees towards IRG's mission of "Creating Great Guest Experiences by Exceeding Expectation on Quality, Value & Service Everyday" which is established through amongst others, the use of regional meetings between franchisees and senior management and ongoing consultation of franchisees in menu innovation and development.

12
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Each IRG brand has a franchisee committee comprised, depending on the brand, of five to nine franchisees elected by their respective peers and representing each geographic region in Canada where franchised restaurants are located.

All franchisees are notified of meetings of their respective brand advisory councils in advance of the meeting. Detailed minutes of the meetings and key decisions are prepared and made available to all franchisees.

IRG's efforts in solidifying a trustful relationship with its franchisees are reflected by the fact that several existing franchisees each own more than one franchised restaurant or have opened new restaurants within the network.

Pizza Delight, Toujours Mikes, Scores, Bâton Rouge restaurants have been operating successfully for a considerable period of time. Ben & Florentine is a relatively young brand, but benefits from steady growth and interested franchisees.

3.2.6   Advertising and Marketing

Each IRG brand has a dedicated marketing team which focuses on brand positioning, pricing, promotions and advertising. IRG marketing programs are primarily funded through contributions made by company-owned restaurants and franchised restaurants to a national advertising fund, which is administered by IRG with the collaboration of the franchisee advisory committees. IRG collects approximately 2% to 3% of gross sales from franchised restaurants pursuant to the franchise agreements. Franchisees are required to spend on local advertising and promotion of the franchised restaurants. IRG allocates to the Scores advertising fund, at its discretion and without any obligation to do so, a portion of the Pizza Delight franchisees' advertising contributions representing in the aggregate up to 2% of the gross sales of Scores menu items sold only by Pizza Delight franchised restaurants offering Scores menu items. IRG makes corporate contributions to all restaurant brands, except for Ben & Florentine.

3.2.7   Licensed Retail Products

IRG has developed a successful line of licensed retail products that are sold or made available by third parties in grocery stores and retail outlets and for which IRG earns a royalty. IRG's experienced product development team works closely with third parties in developing and manufacturing licensed retail products to expand the licensed retail products activities of IRG. IRG has contracts with third parties with respect to the manufacture and sale of Toujours Mikes frozen pizzas, Pizza Delight or Toujours Mikes pepperoni, sauces, frozen lasagna and submarine kits, Scores ribs and pulled pork, and Bâton Rouge ribs, pulled pork, bbq sauce, fries and coleslaw. In 2015, IRG introduced the Scores combo ribs & chicken to this channel. During fiscal 2016, IRG introduced the Bâton Rouge hamburger beef patties to the retail market. During fiscal 2017, IRG launched the thin crust Toujours Mikes pizza at retail. IRG is focused on delivering a quality level comparable to the restaurant products offered at IRG's restaurants.

3.2.8   Quality Assurance

IRG's quality assurance program is designed to ensure that the food products supplied to the restaurants are processed in a safe, sanitary environment and in compliance with IRG's food safety and quality standards. This includes IRG's discretionary facility audit program which consists of monthly samples of beef, poultry, and other core menu products from IRG's suppliers distribution centers which are randomly sampled and analyzed by a third-party laboratory to test conformance to IRG's quality specifications.

IRG has retained an outside audit firm with extensive food safety expertise to conduct random inspections bi-annually at all company-owned restaurants and franchised restaurants to test compliance with IRG's sanitation, food safety, and operational requirements and standards. Each year, audits are performed where over 50 specific critical items are verified at each location. For each audit performed, a complete and detailed report is sent to the inspected franchisee, the brand's operations team and the head office of IRG. In addition to those compliance tests, product testing at IRG's corporate kitchen located at a company-owned restaurant is done regularly by its Directors of Culinary Development on core items that are randomly selected from IRG's supplier's distribution center.

13
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

The costs related to such audits are assumed by IRG. Any re-audits that are required must occur within a 30 day period with the sole cost for such reaudit to be borne by the franchisee. The audit is comprised of both sanitation and food safety criticals related, for example, to the control of food temperatures. In 2015, IRG re-emphasized to franchisees and its personnel its continued focus on health, safety, and cleanliness by developing food safety guidelines. Accordingly, because IRG believes that high operational standards are critical to any franchise system, IRG revised its standard form of franchise agreement in order to expressly include IRG's right to suspend temporarily the franchisee's right to operate under the franchise agreement, or, depending on the circumstances and the adverse effects on the brands reputation or the other franchisees of the network to terminate the franchise agreement if the franchisee fails to comply with quality standards or with food safety laws or regulations. When available, IRG also monitors reports from Health Department pertaining to the audits carried on at any restaurants by such authority.

In order to ensure the quality and integrity of its licensed retail products, IRG may also conduct inspections of the supplier's facilities in which its products are manufactured, processed, packaged or stored and any other facility if such facility is directly or indirectly controlled or managed by such suppliers. Each supplier is required to undergo an annual audit or maintain the Hazard Analysis Critical Control Point certification, the Safe Quality Food certification or equivalent certification at all of their production facilities and provide a copy of its most recent Hazard Analysis Critical Control Point certification upon request. Each supplier must also provide its recall policy to IRG. In the event of a recall, market withdraws, or stock recovery of products of items manufactured by a supplier, the supplier is required to immediately notify IRG's quality representatives. Suppliers also must ensure that they have a quality control system in place to meet (i) Canadian quality, health and safety standards in effect at the relevant time; and (ii) the specifications of IRG's Licensed Retail Products. In addition, suppliers must ensure that the licensed retail products and their packaging comply with all federal and provincial legislation.

3.2.9  Purchasing and Distribution

Franchisees are required to purchase the majority of ingredients, products, materials, supplies and other items which are necessary for the operation of their businesses directly through one of IRG's authorized suppliers or distributors.

IRG has an internal professional purchasing department that is responsible for leveraging the buying power of IRG and to source and arrange agreements with suppliers and distributors to deliver the goods and services required in the operations of the franchised restaurants and company-owned restaurants. IRG does not itself sell or supply products to individual restaurants in its network.

In order to ensure food safety and reliable sources of supply and to reduce costs through economies of scale, IRG has a program to consolidate most of its food and supply procurement activities, which includes sourcing, negotiating contractual terms of supply, and purchasing specified food and supplies from suppliers. As a result, IRG enters into short and longer term contracts that have allowed IRG to benefit from discounts over regular wholesale prices. The cost of certain raw materials such as, flour or beef, is responsive to market changes in commodity prices and quality. The goods and services required by IRG are generally available and can be provided from alternate suppliers.

IRG continuously evaluates its methods of distribution including its relationship with vendors and suppliers, technology, facilities and modes of transportation. When appropriate, IRG implements changes to its supply chain infrastructure to ensure a continued, reliable and cost efficient system. Product distribution of licensed retail products within the retail market is carried out by IRG's sales team and food brokers. Their responsibilities include ensuring that IRG's products obtain choice positioning in retail stores as well as good and sustained promotional support.

14
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

To meet its guests changing expectations on animal welfare, food quality and food safety, IRG continues its focus on food quality by offering its guests higher-quality products. Like its guests, IRG cares about animal welfare and considers it another step in ethical sourcing. IRG will be working in conjunction with its suppliers and the supply chain capabilities towards its goal to transition to a 100% cage-free eggs offering by 2025.

3.2.10 Franchising Competitive Environment

The restaurant industry and foodservice industry are highly competitive. Each restaurant and licensed retail product competes with other commercial foodservice operations within the same geographical area. Competition, in the broadest perspective, includes with respect to IRG's restaurants, other restaurants, including take-out and delivery operations, coffee shops, street vendors and food trucks, convenience food stores, delicatessens and supermarkets and with respect to licensed retail products, numerous participants including large companies with national operations, as well as regional companies. Each restaurant competes with other operations in its local market primarily through the quality, variety and value perception of food products offered and the quality of service offered to its guests. The number and location of restaurants, quality and speed of service, attractiveness of facilities, effectiveness of marketing campaigns and new product development are also important competitive factors. IRG's also competes within the food service industry, the high-end, casual and family dining service restaurant sectors not only for guests, but also for personnel, suitable real estate sites and qualified franchisees.

Additional competitive pressures for prepared food purchases come from operators outside the restaurant industry. A number of major grocery chains offer fresh deli sandwiches and fully prepared food and meals to go as part of their deli sections. Some of these chains also have in-store cafes with service counters and tables where consumers can order and consume a full menu of items prepared especially for that portion of the operation. Additionally, convenience stores and retail outlets at gas stations frequently offer sandwiches and other foods.

Licensed retail products compete against specialized companies, but also private-label products of food retailers, wholesalers, specialty stores and cooperatives. Management believes that competition for customers is primarily based on overall value, which incorporates brand recognition and price. We believe licensed retail products benefit from consumer awareness of the restaurants and of IRG's brands and are known for their quality and competitive pricing. Strict standards, quality ingredients and the selection of quality manufacturing partners has enabled IRG's manufacturing partners to produce licensed retail products which compete in the retail food products market by emulating the restaurant taste profile so that the consumer may enjoy the same culinary experience they would experience in a restaurant at home.

3.2.11 Competitive Strengths

Management believes that IRG's competitive strength is based on the following:

Brand Diversity and Durability

Management believes that IRG benefits from its presence in three categories of the full service restaurant segments by gaining valuable market intelligence not otherwise available to a number of competitors of IRG. Operating multiple brands permits IRG to target a spectrum of guests in the family and mid-casual dining sector, enabling it to capture a greater portion of that market. Local knowledge acquired from one brand provides IRG with market intelligence prior to the introduction of other IRG concepts into a particular market. Management also believes that brand diversity allows IRG to adapt to changing consumer tastes by modifying menus and pricing within existing brands.

15
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Support for Restaurants and Food Culture

Management believes that its shared services platform with respect to purchasing, marketing, restaurant development, and information technology, allow it to operate more effectively against independently franchised restaurants. IRG's support for its franchisees, also includes the use of corporate chefs dedicated to food quality and distinctive menu offerings, who can be consulted when new menu items are being developed or existing items are being enhanced at any restaurant. IRG's brands are committed to culinary innovation and are engaging their franchisees in sharing the expertise and knowledge of their employees with IRG.

Such motivation resulted in 2016 in the Bâton Rouge lron Chef competition which represented an important brand effort initiative and a first-time event of its kind for IRG. The goal of the competition was to unify the Bâton Rouge brand by creating a food culture for the entire chain wherein employees were recognized as key players in IRG's success. The Bâton Rouge Iron Chef competition received favorable media coverage and was closely followed on various social media platforms, such as, Facebook, Twitter and Instagram.

Strength and experience of Management

IRG's ability to rebuild its executive and management team and develop a healthy leadership culture and strategic focus aligned with shareholder goals has been a cornerstone to the consecutive positive results of IRG for the last three financial years.

Strong Balance Sheet

IRG's balance sheet remains strong although IRG borrowed $15.5 million of the Credit Facility together with IRG's available cash to finance the acquisition of Ben & Florentine completed on February 27, 2017. As at October 29, 2017, IRG had $12.5 million available under its Credit Facility. IRG relies on the payments of the royalties collected from its franchised restaurants or from manufacturers of licensed retail products to meet its obligations.

Brand awareness through strategic sponsorships and product development in retail channels

IRG enjoys a success in the food retail sector particularly with the Bâton Rouge ribs and Toujours Mikes sauces and pizzas, and has been able to evolve and maintain its competitive advantage against its competitors in the restaurant industry but also against well-known national brands. Such acknowledgement from consumers and the popularity of the products are stimulating IRG's brands awareness which is in turn, favorable to franchisees.

3.3       Employees

As at October 29, 2017, IRG employed, directly or indirectly, approximately 305 employees, including the employees at the company-owned restaurants. IRG's franchisees employ approximately 7,700 employees on a full or part time basis.

3.4       Government Regulation

3.4.1    Local Regulation of Restaurants

The restaurants are subject to licensing and regulation by a number of governmental authorities, which may include liquor, health, sanitation, safety, fire, building and other agencies in the provinces or municipalities in which the restaurants are located. Development of new restaurants in particular locations requiring licenses and land use approval, could be delayed by difficulties in obtaining such licenses and approvals or by more stringent requirements of local government bodies with respect to zoning, land use and licensing. IRG, for its company-owned restaurants and franchisees, must comply with all applicable federal, provincial and local laws and regulations. Pursuant to the typical provisions of a franchise agreement, IRG is indemnified by franchisees for any liabilities or costs incurred which are attributable to their failure to comply with such laws and regulations.

16
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

3.4.2    Food Product Regulation

IRG, as well as franchisees and manufacturers of licensed retail products, must comply with applicable federal and provincial regulations relating to the manufacture, handling, preparation and labelling of food products.

IRG, as well as franchisees and manufacturers of licensed retail products, purchase their fresh chicken based on prices established provincially by various provincial chicken marketing boards.

3.4.3     Regulations Governing Manufacturing Operations

The manufacturing operations of third parties in respect of licensed retail products are subject to various federal, provincial and local laws and to extensive regulation by government agencies. These agencies regulate the processing, packaging, storage, distribution, advertising, and labelling of the Retail Products, including food safety standards.

3.4.4     Franchise Regulation

IRG must comply with the laws and regulations adopted by certain provinces that require certain disclosures to be made with respect to the offer, sale and renewal of franchises. These laws require that IRG furnish prospective and renewing franchisees with a disclosure document containing information prescribed by these laws.

3.4.5     Employment Regulations

IRG and its franchisees are subject to provincial labour and employment laws that govern their relationship with employees, such as minimum wage requirements, overtime and working conditions.

3.4.6     Regulations Governing Alcoholic Beverages

Alcoholic beverage control regulations require that IRG or a franchisee, as the case may be, apply to a provincial or a municipal authority for a license or permit to sell alcoholic beverages on the premises and, in certain locations, to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of a restaurant's operations, including the minimum age of patrons who may consume alcoholic beverages and employees who may serve such beverages, hours of operation, advertising, wholesale purchasing, inventory control handling, storage and dispensing of alcoholic beverages.

Restaurants in certain jurisdictions may be subject to statutes or common law principles which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

3.4.7     Regulations Governing Smoking

Restaurants are subject to various laws that prohibit or limit smoking on the premises and that impose fines for failure to adhere to such laws.

3.5       Seasonality

Restaurants experience seasonal fluctuations in sales largely associated with weather, which are inherent in the restaurant industry in Canada. Warm weather periods generally generate higher revenue than cold weather periods. Heavy snowfalls, ice storms, or other extreme weather conditions can render the accessibility to IRG's restaurants difficult for the guests.

17
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Sales of licensed retail products are mostly driven by the implementation of merchandising plans although the sales of certain of those products tend to experience seasonal fluctuations, with sales of oven-prepared products and soups being generally higher during cold weather periods and sales of bbq products being generally higher during warm weather periods.

3.6       Intellectual Property

IRG owns the IRG Rights and grants a sublicense to its franchisees to use the IRG Rights.

IRG also has contracts with third parties regarding the use of any of the IRG Rights in connection with the manufacturing and sale of licensed retail products. Beginning in fiscal 2016 and continued during fiscal 2017, the new Toujours Mikes brand replaced the Trattoria di Mikes banner, as a retail brand, for licensed retail products.

Management believes that maintaining and increasing "brand identity" through the use of intellectual property is a key element to the success of IRG. Key trade-marks used by IRG include Pizza Delight, Scores, Bâton Rouge and Ben & Florentine. The intellectual property that is used by IRG, which includes the trade–marks, service marks, trade names, logos, advertising and other commercial symbols forming part of the IRG Rights, are protected through trade-mark laws, contractual provisions, confidentiality proceedings and other means. Other intellectual property of IRG includes domain names, packaging designs, recipes and product formulations and specifications. The intellectual property rights associated with and used in connection with IRG's business are important assets and are defended. Toujours Mikes is a business name which IRG and their licensees have the exclusive right to use, promote and advertise in connection with existing Trattoria di Mikes and future restaurants to be opened under the Toujours Mikes banner within the Province of Québec.

3.7       Code of Business Conduct and Ethics

IRG has adopted a Code of Business Conduct and Ethics, which is meant to provide directors, officers, and employees with general guidelines for acceptable behaviour in all relationships with each other, guests, suppliers, partners and the communities where IRG operates. A copy of the Code of Business Conduct and Ethics is available on IRG's website at www.imvescor.ca.

Item 4 Description of Capital Structure and Market for Securities

The authorized capital of IRG consists of an unlimited number of common shares. The following is a summary of the rights, privileges, restrictions and conditions attached to the securities of IRG.

4.1       Common Shares

Shareholders are entitled to one vote per common share at meetings of shareholders, to receive dividends if, as and when declared by the Board of Directors and to receive pro rata the remaining property and assets of IRG upon its dissolution or winding-up, subject to the rights of shares having priority over the common shares. As of October 29, 2017, 60,538,834 common shares were issued and outstanding compared to 57,368,507 as at October 30, 2016.

4.2       Share Trading Price and Volume

The common shares are listed and posted for trading on the TSX under the symbol "IRG". Prior to their expiration on December 29, 2016, the warrants were listed and posted for trading on the TSX under the symbol "IRG.WT".

18
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

The following table outlines the price range and trading volume of the common shares as reported by the TSX for each month of the last fiscal year:

	Common Shares (IRG)
	High ($)	Low ($)	Average Daily Volume by Month
2016
October	3.33	3.05	1,983,614
November	3.32	3.13	1,025,106
December	3.55	3.06	3,464,838

2017
January	3.53	3.40	1,675,992
February	3.42	3.33	1,982,741
March	3.54	3.45	3,276,334
April	3.78	3.70	1,741,290
May	3.92	3.86	1,534,824
June	3.85	3.78	1,400,501
July	3.71	3.65	1,205,046
August	3.72	3.49	773,209
September	4.15	3.85	1,392,265
October	4.12	3.89	2,480,467

4.3         Credit Facility

IRG entered into the Credit Agreement on August 31, 2015 with a Canadian chartered bank. The Credit Agreement provides for a three-year senior reducing secured revolving credit facility in an amount of $35 million, which maximum amount reduces quarterly by $875,000 and matures in August 2018. The Credit Agreement contains customary operational and financial covenants for credit agreements of this nature. As at October 29, 2017, IRG had $15.5 million borrowed and $12.5 million available under the Credit Facility.

A portion of the Credit Facility together with the IRG's available cash were used to finance the acquisition of Ben & Florentine completed on February 27, 2017. The Credit Facility can otherwise be used for general corporate purposes.

The Credit Facility bears interest at the effective banker's acceptance, Canadian Dollar Offered Rate ("CDOR") rate and/or prime rate plus a spread based on certain financial metrics at the end of each fiscal quarter. IRG is permitted to voluntary prepay amounts drawn under the Credit Facility, in whole or in part, subject to minimum amounts and notice periods. IRG borrowed $21.5 million and repaid $6 million on its long-term debt over the past fiscal year ending October 29, 2017.

Risk factors associated with the Credit Facility are set forth under the heading Item 9 "Risk Factors", under "Indebtedness and Restrictive Covenants".

4.4       Normal Course Issuer Bid

On January 18, 2017, IRG renewed its Normal Course Issuer Bid (the "NCIB") to purchase for cancellation up to 3,024,297 common shares during the period commencing January 20, 2017 and ending no later than January 19, 2018, representing approximately 5% of the 60,485,954 common shares outstanding as at the close of markets on January 9, 2017. In accordance with the rules and by-laws of the TSX, IRG may purchase its common shares at the market price of such shares. On January 20, 2017, IRG entered into an automatic share purchase plan with a designated broker to allow for the purchase of common shares under the NCIB at times when IRG would ordinarily not be permitted to purchase common shares due to self-imposed blackout periods which was automatically terminated in connection with the announcement of the Transaction. In total, IRG purchased for cancellation 43,954 common shares pursuant to its NCIB in fiscal 2017.

19
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

4.5       Share Transfer Restrictions

Securities subject to a contractual restriction on transfer are indicated below:

Class	Number of securities subject to a contractual restriction on transfer	Percentage of class
Common Shares(1)	11,021,405	18.21%

Notes:

(1) In the context of the Transaction, certain IRG shareholders, including directors and senior officers have entered into support and voting agreements, which evidence, among other things, their respective undertakings not to directly or indirectly, sell, transfer, pledge or assign IRG common shares.

Item 5 Prior Sales

During the most recently completed financial year, IRG did not issue any shares that are not listed or quoted on a marketplace.

The following table sets forth the grants of options to acquire common shares by IRG during the 52 weeks ended October 29, 2017:

Grant Date	Options Granted	Vesting Schedule	Issuance/Exercise Price ($)	Term of Grant
10-Jan-2017	100,000	3 years	3.38	10 years
21-July-2017	100,000	3 years	3.50	10 years

Each option entitles the holder thereof to acquire one common share. The fixed term of each option is ten (10) years from the date of the grant of the option, and each option will vest in installments, with 1/3 of such option vesting and becoming exercisable on each of the following three anniversaries of the grant of the option, except as otherwise approved by the Board of Directors.

Item 6 Dividends and Distributions

6.1       Dividend Policy

On October 24, 2014, IRG announced that its Board of Directors had adopted a dividend policy (the "Dividend Policy"). The Dividend Policy was designed to allow sufficient flexibility to continue investing in IRG's growth and in its franchise network while providing returns to shareholders. On November 27, 2014, IRG declared an initial dividend of $0.02 per common share, with quarterly dividends of $0.02 per common share having been declared concurrently with the release of IRG's results thereafter.

On January 13, 2016, the Board of Directors declared a 12.5% increase in the quarterly dividend, from $0.02 to $0.0225 per common share, commencing with the quarterly dividend payable February 11, 2016.

20
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

In the past three financial years, IRG paid the following dividends per common share:

	2017	2016	2015
Dividends paid per Common Share	$0.09	$0.09	$0.10(1)

Notes:

(1) includes a special dividend of $0.9 million declared on November 27, 2014 and paid during the first quarter of fiscal 2015.

IRG's financial covenants in connection with the Credit Facility include restrictions on distributions to shareholders. Until the Transaction is completed or the Combination Agreement terminated, IRG may only declare and pay dividends that are expressly approved by MTY.

Item 7 Directors and Executive Officers

7.1       Directors

As at the date hereof, the Board of Directors of IRG is comprised of nine directors. Directors are elected by the shareholders of the Company at each annual meeting of IRG's shareholders and hold office for a term expiring at the close of the next annual meeting or until the position is otherwise vacated. The nominees for election by shareholders as directors are recommended by the Corporate Governance, Human Resources and Compensation Committee in accordance with its mandate.

21
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

The following table sets forth, each director's name, the province or state, and country of residence, the year each first became a director and principal occupation:

Name and Province or State and Country of Residence	Principal Occupation	Independent(4)	Director Since
Michael Forsayeth(1) Ontario, Canada	Chief Executive Officer Granite Real Estate Investment Trust	Yes	November 2014
Frank Hennessey (3) Québec, Canada	President and Chief Executive Officer IRG	No	September 2014
Anne-Marie LaBerge(1) Québec, Canada	Senior Vice President, Global Brands and Communication BRP (Bombardier Recreational Products)	Yes	June 2016
Gary O'Connor Québec, Canada Chair of the Audit and Risk Committee	Corporate Director	Yes	January 2014
Pierre A. Raymond Québec, Canada Chair of the Corporate Governance, Human Resources and Compensation Committee	Corporate Director	Yes	November 2014
François-Xavier Seigneur(2) Québec, Canada Chair of the Board of Directors	President EFFIX Inc.	Yes	January 2014
Patrick H. Sugrue Florida, United States	Chief Executive Officer SaladWorks	Yes	November 2014
David D. Sgro New Jersey, United States	Senior Managing Director Crescendo Partners, L.P	Yes	March 2016
Roula Zaarour(2) Québec, Canada	Chief Operating Officer Real Ventures	Yes	March 2016

Notes:

(1)	Member of the Audit and Risk Committee.

(2)	Member of the Corporate Governance, Human Resources and Compensation Committee.

(3)	Mr. Hennessey is considered a non-Independent director as he is the President and Chief Executive Officer of IRG.

(4)	"Independent" refers (i) for non-members of the Audit and Risk Committee, to the standards of independence established under Section 1.2 of the Canadian Securities Administrators ' National Instrument 58-101 - Disclosure of Corporate Governance Practices; or (ii) for the members of the Audit and Risk Committee, to the standards of independence established under Sections 1.4 and 1.5 of the Canadian Securities Administrators' National Instrument 5 2-110 – Audit Committees.

The directors of IRG have been engaged in their principal occupations or other senior positions with the firms and organizations listed above or their predecessors or affiliates for five years or more, except for Messrs. Hennessey, Forsayeth, O'Connor, Raymond and Sugrue and Mrs. LaBerge and Zaarour. Mr. Hennessey served as President and Chief Executive Officer of Bento Sushi from February 2011 to June 2014. Ms. Anne-Marie LaBerge held, since 1998, various management positions within TELUS and she has been acting up until May 2016 as Vice President, Brand and Marketing Communications. Mr. Forsayeth held the position of Interim Chief Executive Officer and Chief Financial Officer between September 2015 and March 2016. Prior to that, Mr. Forsayeth was Chief Financial Officer of Granite Real Estate Investment Trust from July 2011 until September 2015. Mr. Gary O'Connor was a partner at KPMG Barbados from 2009 to 2012. Mr. Pierre A. Raymond was a partner at Stikeman Elliott LLP from 1985 to April 2014. Mr. Patrick H. Sugrue has been the managing director of Hendon and Sugrue from 2014 to 2016 and acted as President and Chief Operating Officer of Sofina Foods Inc. from May 2012 to October 2013, President and Chief Executive Officer of Fearmans Pork Inc. from November 2010 to May 2012. Ms. Roula Zaarour who was Executive Vice Preside at Morneau Sheppell from October 2015 until March 2017 and acted as Vice President, People & Culture at CBC/Radio-Canada, from November 2011 until May 2015.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

7.2       Executive Officers

The following table sets forth, as at the date hereof, for each of the executive officers of IRG, the person's name, province and country of residence and the position held with IRG:

Name, Province and Country of Residence	Position
Frank Hennessey Québec, Canada	President and Chief Executive Officer
Tania M. Clarke (1) Québec, Canada	Chief Financial Officer
Isabelle Breton Québec, Canada	General Counsel and Corporate Secretary

Notes:

(1)	Ms. Clarke has announced her intention to resign as Chief Financial Officer and will be leaving IRG on January 31st, 2018.

The executive officers of IRG have not been engaged in their current principal occupations or other senior positions with IRG or its predecessors or affiliates for five years or more. Mr. Frank Hennessey served as President and Chief Executive Officer of Bento Sushi from February 2011 to June 2014. Ms. Tania M. Clarke served as Corporate Controller of Keurig Canada Inc., from 2011 to 2015. Ms. Isabelle Breton served as legal counsel for Metro Inc. from August 2002 to July 2013.

7.3       Holdings of Common Shares of Directors and Executive Officers

To IRG's knowledge, as at the date of this AIF, the directors and executive officers of IRG as a group, beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of 119,000 common shares, representing approximately 0.20%of the outstanding common shares.

7.4       Conflicts of Interest

The Audit and Risk Committee of the Board of Directors of IRG oversees the management of real or perceived conflicts of interests in accordance with its mandate, attached as Appendix A to this AIF. In addition, IRG's Code of Business Conduct and Ethics, which applies to all directors, officers and employees of IRG, sets forth the guidelines applicable to the management of conflicts of interests.

Item 8 Audit and Risk Committee Information

8.1       Audit and Risk Committee's Mandate

The Audit and Risk Committee's mandate is to provide assistance to IRG in fulfilling its financial reporting and control responsibility to the shareholders of IRG and the investment community.

The Audit and Risk Committee Mandate as approved by the Board of Directors on September 3, 2015 is attached hereto as Exhibit A.

8.2       Composition and Relevant Education and Experience

As at the date hereof, the Audit and Risk Committee is currently composed of three independent directors, namely Messrs. Gary O'Connor (Chairman), Michael Forsayeth and Ms. Anne-Marie LaBerge. The Board of Directors has determined that Messrs. O'Connor and Forsayeth and Ms. Anne-Marie LaBerge are independent and financially literate within the meaning of Multilateral Instrument 52-110 - Audit Committees.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

The following table sets forth lists for each Audit and Risk Committee member's name and education, as well as experience relevant to her or his responsibilities as an Audit and Risk Committee member.

Position	Education and Experience
Gary O'Connor

is a Chartered Professional Accountant and was a partner at KPMG for 30 years (KPMG Canada from 1968 to 2009 and KPMG Barbados from 2009 to 2012). Mr. O'Connor has extensive experience with both SEC registrants and Canadian public companies as well as owner-managed businesses and not-for-profit organizations. His industry experience includes retail, consumer products, financial institutions as well as numerous other manufacturing and distribution businesses. Since June 2017 Mr. O'Connor has been a director of Davids Tea Inc., a member of its Audit Committee and Chairman of its Governance Committee. For the past 14 years, Mr. O'Connor has been a member of the Board of Trustees of a private foundation associated with Concordia University.

Michael Forsayeth

is a Chartered Professional Accountant, a Chartered Accountant and the Chief Executive Officer of Granite REIT. Mr. Forsayeth has over 30 years of financial reporting, capital markets and operating experience in a number of industries including hospitality and foodservice, real estate and property management as well as transportation and manufacturing. He has held senior executive financial and operating positions in several large public and private Canadian organizations, including Intrawest, Cara Operations Ltd, Laidlaw Inc., Derlan Industries Limited and Bank of Montreal.

Anne-Marie LaBerge

is a business executive with 20 years of experience at two publicly-held companies, namely as Senior Vice President, Global Brands and Communication at BRP (Bombardier Recreational Products) and prior to that, until May 2016, as Vice President, Brand and Marketing Communications at TELUS. Ms. LaBerge professional experiences require an understanding of financial statements.

8.3       Pre–Approval Policies and Procedures

The Audit and Risk Committee must pre–approve all non–audit services to be provided to IRG by its independent auditor.

24
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

8.4       External Auditor Service Fees (by Category)

The following table sets out, by categories, the fees billed KPMG LLP, IRG's external auditors, for the fiscal years ended October 29, 2017 and October 30, 2016:

	2017 ($)	2016 ($)
Audit Fees(1)	298,000	277,000
Audit-related Fees(2)	169,000	71,000
Tax Fees(3)	63,775	32,355
All Other Fees(4)	-	-
Total	530,775	380,355

Notes:

(1)	Audit Fees include the aggregate professional fees related to the external audit of IRG's consolidated financial statements. It include audits of acquired businesses, periodic reports and other documents filed with securities regulatory bodies including special attest services and fees associated with the review of the interim financial statements.
(2)	Audit–related Fees include the aggregate fees for presentations or training on accounting or regulatory pronouncements, due diligence services related to tax and accounting matters in connection with actual and potential acquisitions and advice.
(3)	Tax Fees include the aggregate fees for tax compliance, tax advice and advisory services relating to the preparation of corporate tax, capital tax and sales tax returns . It also includes Canadian tax planning services, commodity tax services and executive and other employee related tax services.
(4)	All Other Fees include the aggregate fees for all services other than those reported under Audit Fees, Audit-related Fees and Tax Fees, and are for services related to legislative and/or regulatory compliance .

Item 9 Risk Factors

An investment in the securities of IRG involves a number of risks. In addition to the other information contained in this AIF, shareholders should give careful consideration to the risk factors set out below. Additional risks and uncertainties not currently known to IRG or that are currently deemed immaterial also may impair IRG's business operations. If any of the following risks may occur, IRG's business, results of operations and financial condition, and the amount of cash available for distribution to shareholders, could suffer.

Acquisition of Ben & Florentine On February 27, 2017, IRG acquired substantially all of the assets of Ben & Florentine. The realization of the anticipated strategic benefits associated with this acquisition will depend on several factors and will require significant effort on the part of management of IRG. Failure to realize the anticipated strategic benefits or operational, competitive and cost synergies associated with this acquisition could adversely affect the reputation, operations or financial performance of IRG.

Quality Control, Food-Borne Illnesses and Health Concerns. Consumer perception of IRG could be harmed and IRG can be materially and adversely affected by publicity resulting from illness, injury, poor food quality or any other health concerns or operating issues relating to a single restaurant or a limited number of restaurants, or to restaurants that are not part of IRG, or relating to the licensed retail products or third parties manufacturing and selling the licensed retail products. Adverse publicity resulting from such allegations could negatively impact consumer opinions of IRG, the restaurants or the licensed retail products and could materially affect the sales by the restaurants or the sale of the licensed retail products, regardless of whether such allegations are true or whether IRG and/or the franchisees and/or the third parties manufacturing and selling the licensed retail products are ultimately held liable. IRG has a number of procedures in place for managing food safety and quality. Nevertheless, the risk of food borne illness cannot be completely eliminated. Any outbreak of such illness or contamination at a restaurant or within the food service industry and any outbreak of such illness in connection with the licensed retail products, or the perception of such outbreaks, as well as the failure to maintain the cleanliness and health standards in the restaurants or in the manufacturing facilities where the licensed retail products are made, could have a material adverse effect on IRG's business, operating results and financial condition. In those circumstances, it may be difficult and costly for IRG to regain customer confidence.

25
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Availability and Quality of Raw Materials; Reliance on Suppliers. System Sales and gross sales for the licensed retail products are dependent upon the availability and quality of the raw materials, food, products and services used in the products sold by the restaurants or in the retail products sold in grocery stores and retail outlets. The availability and price of these products is subject to fluctuation and may be affected by a variety of factors affecting the supply and demand of the raw materials used in these products. Unfavourable trends or developments, including among others, fluctuations in the price of raw materials, a significant reduction in the availability or quality of raw materials purchased by the restaurants, by the manufacturers of licensed retail products, the unavailability of certain products, transportation disruptions, strikes, lock-outs, labour unrest and financial difficulties affecting IRG's suppliers, may cause a significant increase in the price, or a reduction in the availability or quality of products or services purchased by restaurants, or the manufacturers of licensed retail products. There is no assurance that IRG or the manufacturers of licensed retail products will be able to find alternate suppliers of replacement products, which could have a material adverse effect on IRG's business, operating results and financial condition.

In addition, pricing support mechanisms instituted and maintained by various provincial marketing or other boards keep the prices of chicken, dairy products and other products at artificially high levels. Although these products pricing systems are the subject of international and provincial legal pressure, there can be no assurance that such mechanisms will not continue indefinitely. Further, there can be no assurance that prices of such products will not be increased by their respective boards in the future.

Successful management of the supply chain for the licensed retail products is important to IRG's success. Insufficient supply of products threatens IRG's ability to meet customer demands while over capacity threatens IRG's ability to generate competitive profit margins. In addition, disruption in services from third-party suppliers or manufacturers could interrupt the delivery of retail products to grocery stores and retail outlets, thereby adversely affecting the operations and performance of IRG. Accordingly, any failure by IRG to properly manage the retail products supply chain could have a material adverse effect on IRG's business, operating results and financial condition.

Continued retention of certain key personnel. IRG believes that its growth will be dependent to a significant extent upon the efforts and abilities of its senior management. The loss of the services of such key personnel could have a material effect on the operations of IRG.

Competitive Environment. The restaurant industry generally and, in particular, the family/mid-scale and casual segments of this industry are intensely competitive with respect to price, service, location and food quality. There are many well-established competitors with substantially greater financial and other resources than IRG. Competitors include national and regional chains, as well as independently-owned restaurants. Some of IRG's competitors have been in existence for a longer period than IRG, benefit from larger footprints and economies of scale and may be better established in the markets where restaurants are or may be located.

The licensed retail products market is highly competitive, with numerous participants including large companies with national operations, as well as regional companies. IRG's products compete against specialized companies, but also private-label products of food retailers, wholesalers, specialty stores and cooperatives. Management believes that purchasing decisions are primarily based on overall value, which incorporates brand recognition, product quality, the processor's ability to completely and accurately fill orders and provide timely deliveries and price.

The performance of IRG is also affected by changes in demographic trends, traffic patterns, occupancy level of shopping centers and the type, number, and location of competing restaurants. In addition, factors such as innovation, increased food, labour and benefit costs, occupancy costs and the availability of experienced management and hourly employees may adversely affect IRG. IRG's ability to compete will depend on the success of its Strategic Plan and Restaurant Rejuvenation Plan. Moreover, certain of IRG's major competitors have completed the remodeling or renovation of a significant percentage of their store count. There can be no assurance that IRG will be able to respond to various competitive factors affecting its operations. IRG's failure to compete successfully could have a material adverse effect on its business, operating results and financial condition.

26
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Franchise Development and Growth of IRG's Retail Licensing Opportunities. The growth of the business of IRG is dependent firstly upon IRG's ability to maintain and grow its current system of franchised restaurants and company-owned restaurants, execute its current strategy for growth, locate new restaurant sites and obtain qualified operators to become franchisees and secondly upon IRG's ability to collect royalties from manufacturers of licensed retail products. Numerous factors beyond IRG's control, may affect such growth of the restaurants and of the licensed retail products. These factors include but are not limited to:

•	IRG's inability to attract new franchisees that meet IRG's criteria;

•	the availability of suitable sites;

•	the willingness of franchisees to open restaurants in existing or new markets;

•	the ability of potential restaurant owners to obtain financing;

•	the negotiation of acceptable lease or purchase terms for new locations;

•	the ability of restaurants owners to hire, train and retain experienced management and hourly employees; increases in minimum wage rates may also affect the opening and success of franchised restaurants, as a significant portion of the employees of these restaurants are paid at rates related to minimum wage.

•	construction and development costs of new restaurants, particularly in highly-competitive markets;

•	the ability to meet construction schedules;

•	the ability of potential restaurant owners to secure required governmental approvals and permits in a timely manner, or at all;

•	adverse weather conditions; and

•	the availability of licensed retail products, quality, price and effective promotions.

Franchisees may not have all the business abilities or access to financial resources necessary to open a restaurant or to successfully develop or operate a restaurant in their franchise areas in a manner consistent with IRG's standards. Franchisees may not successfully operate restaurants in a manner consistent with IRG's standards and requirements, or may not hire and train qualified managers and other restaurant personnel. If they do not, IRG's image and reputation may suffer and System Sales and results of operations of the restaurants could decline. Moreover, IRG's brand-based model presents other disadvantages amongst others, IRG's limited influence over franchisees and reliance on franchisees to implement major initiatives, limited ability to facilitate changes in restaurant ownership, limitations on enforcement of franchise obligations in the context of bankruptcy and inability or unwillingness of franchisees to participate in IRG's strategic initiatives.

There can be no assurance that IRG will be successful in identifying or in capitalizing on opportunities to expand sales of its existing licensed retail products or to introduce additional retail products in the manner and on the timelines anticipated by management or at all.

27
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Changes in Consumer Preferences. Changing consumer preferences could oblige IRG to modify or discontinue any concept and/or menus and/or its licensed retail products offering which could result in a reduction of royalties received by IRG. Even if IRG was able to successfully compete, it may be forced to make changes in order to respond to changes in consumer tastes or dining patterns. If IRG changes a restaurant concept or menu or a licensed retail product, it may lose additional customers who do not prefer the new concept, menu or such retail product and it may not be able to attract a sufficient new customer base to replace the loss of such customers. Similarly, IRG may have different or additional competitors for its intended customers as a result of such a concept, menu, licensed retail product change and may not be able to successfully compete against such competitors. There can be no assurance that IRG will be able to respond adequately to address changes in the retail market for pizza, pasta, Italian-style sandwiches, BBQ chicken, ribs, steak, salads and soft drinks or changes in consumer preferences. If IRG is unable to adequately address such changes, this could have a material adverse effect on System Sales, sales of licensed retail products and the royalties received by IRG.

The restaurants obtain a significant portion of their revenues from the sale of pizza, pasta, Italian-style sandwiches, submarines, BBQ chicken, ribs, steak, salads and soft drinks. The family/mid-scale and casual segments are characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies in these segments have introduced products positioned to capitalize on the growing consumer preference for food products that are, or are perceived to be, healthy, nutritious, low in calories and low in fat content. Any significant event that adversely affects consumption of pizza, pasta, submarines, Italian-style sandwiches, BBQ chicken, ribs, steak and soft drinks, such as cost, changing tastes or health concerns, could have a material adverse effect on System Sales, sales of licensed retail products and the royalties received by IRG.

Brand Strength and Retail Products. IRG's business strategy regarding licensed retail products relies significantly upon consumer perception of the restaurants and IRG's brands. Events negatively affecting consumer perception of the restaurants or of IRG's brands or the erosion of consumer awareness or interest in respect of the restaurants or IRG's brands could translate into weaker consumer demand for licensed retail products. Consumer demand for Retail Products could also diminish significantly if IRG or third-party manufacturers of licensed retail products fail to preserve the quality or perceived quality of licensed retail products.

Marketing and Advertising Programs. The System Sales of the franchised restaurants are heavily influenced by brand marketing and advertising and by IRG's ability to develop and launch new and innovative products and products extensions. IRG's marketing and advertising programs may not be successful or IRG may fail to develop commercially successful new products, which may lead us to fail to attract new guests and retain existing guests. Moreover, because IRG's franchisees contribute to IRG's advertising fund based on a percentage of gross sales at their franchised restaurants, IRG's advertising fund expenditures are dependent upon System Sales. If System Sales decline, there will be a reduced amount available for IRG's marketing and advertising programs. Furthermore, the active support of the franchisees is critical for the success of IRG's marketing and advertising programs and their implementation. The failure of the franchisees to support IRG's marketing programs and strategic initiatives could adversely affect IRG's ability to implement its business strategy and could materially harm its business, results of operations and financial condition.

Intellectual Property and Brand Protection. IRG's ability to maintain or increase its System Sales, royalties will depend, in part, on its ability to maintain "brand equity" through the use of IRG rights.

A decrease in value of IRG Rights, including trade-marks, banners or control brands as a result of adverse events, including third-party infringement, changes to the branding strategies or otherwise, could have a material adverse effect on IRG's business, operating results and financial condition. If IRG fails to enforce or maintain any of the IRG Rights, IRG may be unable to capitalize on its efforts to maintain and grow brand equity. In particular, it is possible that the trade-marks that form a part of the IRG Rights could be challenged pursuant to provisions of the Trade-marks Act (Canada). If any of the IRG Rights is ever successfully challenged, this may have an adverse impact on System Sales and on the royalties received by IRG. Toujours Mikes is a business name which IRG and their licensees have the exclusive right to use, promote and advertise in connection with existing and future restaurants within the Province of Québec.

28
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Restaurant Rejuvenation Plan. The Restaurant Rejuvenation Plan may not positively affect sales at rejuvenated restaurants or improve results of operations. There can be no assurance that sales at participating franchised restaurants will achieve or maintain projected levels or that, after giving effect to the incentives provided to franchisees, IRG's results of operations will improve. Many of IRG's franchisees will need to borrow funds in order to participate in the Restaurant Rejuvenation Plan. Other than the incentive program described above, IRG does not generally provide franchisees with financing to complete a renovation. If IRG's franchisees are unable to obtain financing at commercially reasonable rates, or not at all, they may be unwilling or unable to invest in the reimaging of their existing restaurants which could have a material adverse effect on IRG's business, operating results and financial condition.

Franchise Fees and Royalties. IRG's financial performance is dependent, in part, on its franchisees' ability to generate revenue and pay franchise fee and other amounts to IRG. The amount of the royalties received from franchisees will be dependent upon System Sales, which are subject to a number of factors that affect the restaurant industry generally and the family/mid-scale dining and casual dining segments of this industry in particular, including the highly competitive nature of the industry, traffic patterns, demographic considerations and the type, number and proximity of competing restaurants. In addition, factors such as the availability of experienced management and hourly employees may also adversely affect the performance of the restaurant industry in general and the operating results of the restaurants in particular. Furthermore, franchisees may not be willing or able to renew their franchise agreements with IRG due to low sales volumes, or high real estate costs, or may be unable to renew due to their failure to secure lease renewals. If IRG's franchisees fail to renew their franchise agreements, IRG's royalties revenues may decrease which in turn could materially and adversely affect IRG's business and operating results.

Although IRG can mandate menu items, signage, equipment, hours of operation and establish operating procedures and approve suppliers and products under the franchise agreements, the quality of franchise restaurant operations resides with the independent operators and may be affected by a number of factors beyond IRG's control. As a result, franchisees may not successfully operate restaurants in a manner consistent with IRG's standards and requirements. Any shortcoming of a franchised restaurant is likely attributed by guests to the entire brand, thus damaging the brand's reputation and potentially affecting IRG's revenues and profitability.

Franchisee Relations. IRG's success is dependent on its relationship with its franchisees. There can be no assurances that IRG will be able to maintain positive relationships with all of its franchisees. In addition, in certain jurisdictions in which IRG has restaurants, franchisees are permitted to establish associations among themselves. There can be no assurances that an association of franchisees, including the association of franchisees formed in 2014 will not in the future act to lobby IRG. Adverse publicity resulting from such activities, or from any deterioration of the relationships between IRG and its franchisees, may affect the sales of the restaurants, regardless of whether such publicity is accurate. In addition, any challenges in the relationships with franchisees may have an adverse impact on the performance of affected restaurants and the ability of IRG to undertake new initiatives, such as the Restaurant Rejuvenation Plan, and could result in the diversion of management resources and increased administrative costs. IRG from time to time is also subject to litigation claims from franchisees.

Opening New Restaurants. IRG may not be able to support sustained new restaurant growth or open all of its planned new restaurants and the new restaurants that IRG does open may not be profitable or as profitable as its existing restaurants. New restaurants typically experience an adjustment period before sales levels and operating margins normalize, and even sales at successful newly-opened restaurants generally do not make a significant contribution to profitability in their initial months of operation. The opening of new restaurants can also have an adverse effect on sales levels at existing restaurants.

29
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Restaurants Closures. The amount of the royalties payable to IRG is dependent in part upon System Sales which, in turn, are dependent, for their stability, on the number of restaurants and the gross sales of these restaurants. Each year, a number of restaurants may close and there is no assurance that IRG will be able to obtain sufficient additional restaurants to replace the System Sales of the closed restaurants.

Increasing Ownership of Company-Owned Restaurants. IRG may from time to time increase the number of company-owned restaurants. The decision to take over a franchised restaurant is driven by a number of factors, including revamping performance of the restaurant. However, an increase in the number of company-owned restaurants generally requires additional transition and operating costs to return such restaurant to an acceptable performance standard prior to such restaurant becoming a franchised restaurant again. IRG's failure to operate company-owned restaurants profitably, or to successfully offer former franchised restaurants taken over by IRG to new franchisees could have a material adverse effect on IRG's business, operating results and financial condition.

Lease Exposure and Lease Renewal. For certain franchisees, IRG acts as the head lessee under the lease for the restaurant. A default by the franchisee under the lease could result in increased costs to and could have a negative impact on IRG's business and results of operations. In addition, there is no assurance that the leases will be renewed on favourable terms or suitable alternate locations will be obtained. The potential loss of prime locations upon lease expiry would have an adverse effect on the financial performance, financial results and operating results of IRG.

Damage to IRG's reputation. There has been a marked increase in the use of social media platforms and similar channels, including weblogs (blogs), social media websites and other forms of Internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability and impact of information on social media platforms is virtually immediate and many social media platforms publish user-generated content without filters or independent verification as to the accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning IRG or one or more of its brands may be posted on such platforms at any time. Information posted may be adverse to IRG's interests or may be inaccurate, each of which could have a material adverse effect on IRG's financial condition and results of operations. The harm may be immediate without affording IRG an opportunity for redress or correction. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and could have a material adverse effect on IRG's business, operating results and financial condition.

Security Breaches of Confidential Guest Information. IRG's business requires the collection, transmission and retention of large volumes of guest and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that IRG or its franchisees maintain and in those maintained by third parties with whom IRG or its franchisees contract to provide services. The integrity and protection of that guest and employee data is critical to IRG. Further, IRG's guests and employees have a high expectation that IRG, its franchisees and its service providers will adequately protect their personal information.

The information, security and privacy requirements imposed by governmental regulations are increasingly demanding. IRG's systems or the system of its franchisees or service providers may not be able to satisfy these changing requirements and guest and employee expectations, or may require significant additional investments or time in order to do so.

IRG has implemented security measures, including monitoring, testing and maintenance of protective systems and contingency plans, to protect and prevent unauthorized access of confidential information. IRG also has security processes, protocols and standards that are applicable to its third party providers.

Despite these measures, efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten IRG, its franchisees and their service providers' information systems and records. A breach in the security of IRG's information technology systems or those of IRG's or its franchisees' service providers could lead to an interruption in the operation of such systems, resulting in operational inefficiencies or a loss of revenues or profits. Additionally, a significant theft, loss or misappropriation of, or access to, guests' or other proprietary data or other breach of IRG's, of its franchisees or of their service providers' information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt IRG's operations, damage its reputation and expose it to claims from guests and employees, any of which could have a material adverse effect on IRG's business, operating results and financial condition.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Potential Litigation and Other Complaints. IRG, the restaurants and their operators may be the subject of complaints or claims from guests alleging food-related illness, injuries suffered on the premises or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially affect the sales by the restaurant, regardless of whether such allegations are true or whether IRG or a franchisee is ultimately held liable.

Restaurants and franchisees may also be the subject of litigation from regulatory authorities including federal and provincial tax authorities. An adverse result from such litigation may materially affect the operations and financial condition of any such restaurant or franchisee.

IRG could be required to recall or cause to be recalled certain of its licensed retail products in the event of contamination, adverse test results, or as a precautionary measure. There is also a risk that not all of the retail products subject to the recall will be properly identified, or that the recall will not be successful or not be enacted in a timely manner. Any contamination of retail products could subject IRG to product liability claims, adverse publicity and government scrutiny, investigation or intervention. Any of these events could have a material adverse effect on IRG's business, operating results and financial condition.

There can be no assurance that IRG's insurance coverage will cover any of the aforementioned claims, litigation or class action lawsuits and any shortfall may be material and may have a material adverse effect on IRG's business, operating results and financial condition.

Government Regulation. IRG and each restaurant are subject to various licensing laws and regulations governing their businesses, employment standards, minimum wage, taxes and other matters, including but not limited to, laws and regulations regarding alcoholic beverage control, smoking laws, health and safety laws and fire laws. It is possible that future changes in applicable federal, provincial or common laws or regulations or changes in their enforcement or regulatory interpretation could result in changes in the legal requirements affecting IRG and each restaurant (including with retroactive effect). Any changes in the laws to which IRG and each restaurant are subject, including but not limited to, changes to the minimum wage, the Canadian federal government 's Temporary Foreign Worker Program could materially adversely affect IRG's overall business. Difficulties in obtaining, or failures to obtain, the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

The manufacturing operations of third parties in respect of licensed retail products are subject to various federal, provincial and local laws and to extensive regulation by government agencies. These agencies regulate the processing, packaging, storage, distribution, advertising and labelling of the licensed retail products, including food safety standards. Failure by third-party manufacturers to comply with applicable laws and regulations and permits and licenses related to manufacturing operations could subject such third-party manufacturers to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on IRG's business, operating results and financial condition. It is impossible to predict whether there will be any future changes in the regulatory regimes to which IRG is or will be subject or the effect of any such change. Failure by third parties manufacturing licensed retail products to comply with the various federal, provincial and local laws and regulations applicable to manufacturing operations could disrupt sales of licensed retail products and negatively impact the royalties received by IRG and could in turn have a material adverse effect on IRG's business, operating results and financial condition.

31
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Dependence on Third Parties. IRG works closely with third-party manufacturers with respect to the manufacture and sale of licensed retail products. Ineffective selection, contract terms, management or unavailability of, or reliance on, third-party manufacturers could have a material adverse effect on IRG's business, operating results and financial condition.

Laws Concerning Employees. The operations of the restaurants are subject to minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of the restaurants' food service and preparation personnel are paid at rates related to the minimum wage, and, accordingly, further increases in the minimum wage could increase the restaurants' labour costs.

Labour Relations. IRG employees are non-unionized, however, certain franchisees are or may be subject to a union, from time time. A significant deterioration in relationships with employees or in the labour environment could result in work interruptions or other disruptions or cause management to divert time and resources from other aspects of IRG's business, which could have a material adverse effect on IRG's business, operating results and financial condition. Failure to renegotiate collective agreements could result in strikes, work stoppages or business interruptions, and if any of these events were to occur, they could have a material adverse effect on IRG's business, operating results and financial condition.

Workplace Health and Safety. IRG has health and workplace safety programs in place and has established policies and procedures aimed at ensuring compliance with applicable legislative requirements. Failure to comply with established policies and procedures or applicable legislative requirements could result in increased workplace injury-related liability and penalties, which in turn, could adversely affect the reputation of IRG and could have a material adverse effect on IRG's business, operating results and financial condition.

Franchise Regulation Risk. Under various provincial franchise statutes, a franchisee may rescind a franchise agreement for late or lack of proper provision of a disclosure document (as defined under the applicable statute) within certain prescribed time periods. Rescission claims by a number of franchisees pursuant to these statutes could have a material adverse effect on IRG's business, operating results and financial condition.

Regulations Governing Alcoholic Beverages. The ability of certain of the restaurants to serve alcoholic beverages is a factor in attracting guests. Alcoholic beverage control regulations in certain jurisdictions require foodservice establishments to apply to provincial or municipal authorities for a license or permit to sell alcoholic beverages on the premises and, in certain locations, to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of restaurants, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control, and handling, storage and dispensing of alcoholic beverages. The failure of IRG or a restaurant to retain a license to serve alcoholic beverages could have a material adverse impact on that restaurant's business and results from operations and reduce IRG's revenue. Changes to laws regulating alcoholic beverages may also adversely affect operations of restaurants and reduce IRG's revenue by increasing costs, reducing the potential customer base or reducing the hours of operations of such restaurants.

IRG or a restaurant may be subject in certain jurisdictions to statutes or common law principles which generally provide to a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. IRG carries host liquor liability coverage as part of its existing comprehensive general liability insurance. There can be no assurance that IRG's insurance coverage will be sufficient to cover one or more large claims and any shortfall may be material.

32
Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Environmental Risks and Regulations. As the owner or lessee of real property, IRG and its franchisees are subject to federal, provincial and local governmental regulations relating to the use, storage, discharge, emission and disposal of waste and hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies, regulatory bodies or courts of law which could have a material adverse effect on IRG's business, operating results and financial condition.

Public Safety Issues. Adverse conditions, such as the threat of terrorist attacks, acts of war, pandemics or other outbreaks or perceived outbreaks of disease (including avian flu, H2N1, SARS, legionella or mad cow disease), may have a negative impact on the restaurant industry, the market for licensed retail product and the economy in general. These incidents can adversely affect restaurant traffic, discretionary consumers spending and consumer confidence, which may result in decreased patronage in restaurants, reduce sales of retail products or force IRG to reduce or cap prices. The occurrence, re-occurrence, continuation or escalation of such local, regional, national or international events or circumstances could have a material adverse effect on IRG's business, operating results and financial condition.

Technology Risks. IRG and the restaurants are dependent on technology for a number of important functions including the taking and the sending of orders to the restaurants, the tracking of walk-in sales and accounting functions. Although IRG has established appropriate contingency plans to mitigate the risks associated with a failure of its information technology systems or a security breach, if one of IRG's key IT systems were to suffer a failure this could have a material adverse effect on IRG's business, operating results and financial condition.

Revenue Reporting Risks. Certain franchisees report sales to IRG on an ongoing basis via IRG's central "point-of-sale" system. There can be no assurance, however, that sales reported by franchisees are accurate and in accordance with the terms of the franchise agreements.

Internal Control over Financial Reporting. All internal control systems contain inherent limitations, no matter how well designed. As a result, IRG's management acknowledges that its internal controls over financial reporting will not prevent or detect all misstatements due to error or fraud. In addition, management's evaluation of internal controls can provide only reasonable, not absolute, assurance that all internal control issues that may result in material misstatements, if any, have been detected.

Indebtedness and Restrictive Covenants. IRG has third-party debt service obligations under the Credit Agreement. IRG's ability to make scheduled payments of interest on, or to refinance, its indebtedness depends on its future operating performance and cash flow, both of which are dependent upon the royalties received by IRG. This ability of IRG is subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond IRG's control.

The Credit Agreement contains restrictive covenants that limit IRG with respect to certain business matters. These covenants place restrictions on, among other things, the ability of IRG to incur additional indebtedness, to create liens or other encumbrances, to pay dividends and repurchase shares outside of certain thresholds or make other payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. A failure to comply with the obligations in the Credit Agreement could result in an event of default which, if not cured or waived, could permit acceleration of the indebtedness. If the indebtedness under the Credit Agreement was to be accelerated, there can be no assurance that IRG's assets would be sufficient to repay in full that indebtedness.

Impact of Sales Tax upon System Sales. The introduction of a further sales tax upon sales by restaurants or an increase in existing taxes charged on restaurant meals could adversely affect restaurant sales.

Quarterly Operating Results May Fluctuate. IRG's quarterly operating results may fluctuate significantly because of numerous factors such as royalty rate recovery, traffic, currency rates, weather and commodity prices.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Insurance and Levels of Coverage. IRG believes that it maintains insurance customary for businesses of its size and type, However, there are types of losses that IRG may incur that cannot be insured against or that IRG believes are not economically reasonable to insure. Such losses could have a material adverse effect on IRG's business and results of operations.

Commodity Prices. IRG in operating the company-owned restaurants, and franchisees with respect to the restaurants, are exposed to increases in the prices of commodities, as well as to the indirect effect of changing commodity prices on the price of menu items and products. Rising commodity prices could have a material adverse effect on IRG's business, operating results and financial condition.

Item 10 Interest of Management and Others in Material Transactions

There were no material interests, direct or indirect, of directors or executive officers of IRG, any holder of common shares who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding common shares, or any known associate or affiliate of such persons, in any transaction within the three most recently completed financial years or during the current financial year which has materially affected or is reasonably expected to materially affect IRG other than in connection with the anticipated completion of the Transaction with MTY. Subject to completion of the Transaction (i) the vesting of all outstanding unvested options to acquire common shares under IRG's share option plan will be accelerated, including those held by directors and executive officers of IRG; (ii) the directors of IRG will receive a cash payment in exchange for the surrender of their deferred share units; and (iii) an executive officer of IRG will be entitled to receive a payment as a result of a change of control of IRG occurring.

Item 11 Legal Proceedings and Regulatory Actions

As part of its normal course of operations, IRG is involved in and potentially subject to a variety of legal claims and proceedings. IRG believes that none of the litigation in which it is currently involved, or has been involved since the beginning of the financial year ended October 29, 2017, individually or in the aggregate, will have a material adverse effect on IRG's earnings or financial position.

In addition, IRG is not aware of any penalties or sanctions imposed against IRG by a court relating to securities legislation or by a securities regulatory authority during IRG's financial year ended October 29, 2017, or any other penalties or sanctions imposed by a court or regulatory body against IRG that would likely be considered important to a reasonable investor in making an investment decision, and IRG has not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority during IRG's financial year ended October 29, 2017.

Item 12 Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Computershare Investor Services Inc. at its principal offices in Montreal and Toronto.

Item 13 Material Contracts

The Credit Agreement is the only material contract, other than contracts entered into in the ordinary course of business that has been entered into by IRG within the most recently completed financial year or before but is still in effect. On December 11, 2017, IRG entered into the Combination Agreement. The Credit Agreement and the Combination Agreement are described in this AIF and are available at www.sedar.com.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

Item 14 Experts

IRG's independent auditors are KPMG LLP, a partnership of Chartered Professional Accountants, who have issued an independent auditor's report dated December 19, 2017, in respect of IRG's consolidated financial statements and the notes related thereto for the 52 weeks ended October 29, 2017. KPMG LLP, Chartered Professional Accountants, have represented to IRG that they are independent with respect to IRG within the meaning of the Code of Ethics of the Order of Chartered Professional Accountants of Québec.

Item 15 Additional Information

Additional information relating to IRG may be found on the System for Electronic Document Analysis and Retrieval (SEDAR) available online at www.sedar.com under IRG's profile, and on IRG's website at www.imvescor.ca.

Additional financial information is provided in the consolidated financial statements and the management's discussion and analysis of IRG for the 52 weeks ended October 29, 2017. Additional information, including the remuneration and indebtedness of directors and officers of IRG and its subsidiaries, principal holders of IRG's securities and securities authorized for issuance under equity compensation plans, as applicable, is contained in IRG's information circular for its most recent annual meeting of shareholders that involved the election of directors.

Imvescor Restaurant Group Inc. Corporate Secretariat

310-8250 Décarie Blvd.

Montreal, Québec H4P 2P5

Telephone: (514) 341-5544

Telecopier: (514) 341-6236.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

EXHIBIT A

IMVESCOR RESTAURANT GROUP INC. (the "Corporation")

MANDATE OF THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee (the "Audit Committee") assists the Board of Directors (the "Board") in overseeing the Corporation's financial controls and reporting. The Committee also ascertains that the Corporation complies with financial covenants and legal and regulatory requirements governing financial disclosure matters and financial risk management.

The Committee approves and recommends to the Board, all matters falling within its purview, in accordance with its mandate, applicable laws, rules and regulations, the Company's by-laws and internal policies.

COMPOSITION AND QUORUM

The Audit Committee is composed of a minimum of three and a maximum of five members, each of whom qualifies as an independent director, as determined by the Board in compliance with securities laws; each member of the Audit Committee must be financially literate, as defined under securities laws.

The quorum at any meeting of the Audit Committee is a majority of its members.

RESPONSIBILITIES

The Audit Committee has the following responsibilities:

With respect to financial reporting

1.	Reviewing with management and the external auditors the annual financial statements and accompanying notes, the external auditors' report thereon and the related press release, and obtaining explanations from management on all significant variances with comparative periods, before recommending their approval by the Board and their release.

2.	Reviewing with management and the external auditors the quarterly financial statements, the external auditors' review thereof and the related press release before recommending their approval by the Board and their release.

3.	Reviewing the financial information and forward-looking information contained in the Annual Information Form, Annual Report, Management Proxy Circular, Management's Discussion and Analysis, prospectuses and other documents containing similar financial information or forward-looking information before their public disclosure or filing with regulatory authorities.

4.	Reviewing with management and the external auditors the quality and not just the acceptability of the Corporation's accounting policies and any changes that are proposed to be made thereto, including all critical accounting policies and practices used, any alternative treatments of financial information that have been discussed with management, the ramification of their use and the external auditors' preferred treatment and any other material communications with management with respect thereto, and reviewing the disclosure and impact of contingencies and the reasonableness of the provisions, reserves and estimates that may have a material impact on financial reporting.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

5.	Reviewing with the external auditors any audit problems or difficulties and management's response thereto and resolving any disagreement between management and the external auditors regarding financial reporting.

6.	Reviewing periodically the Corporation's Timely Disclosure, Confidentiality and Insider Trading Policy to ensure that it conforms to applicable legal and regulatory requirements.

7.	Reviewing the President and Chief Executive Officer's quarterly expenses.

With respect to risk management and internal controls

1.	Monitoring the quality and integrity of the Corporation's internal control and management information systems through discussions with management and the internal and external auditors.

2.	Overseeing management's reporting on internal control.

3.	Reviewing on a regular basis and monitoring the Corporation's risk assessment and management policies, including hedging policies through the use of financial derivative transactions.

4.	At least annually, reviewing a report of the external auditors describing the Corporation's internal quality-control procedures, any material issues raised by the most recent reviews of internal controls and management information systems or by any inquiry or investigation by governmental or professional authorities and any recommendations made and steps taken to deal with any such issues.

5.	Assisting the Board with the oversight of the Corporation's compliance with applicable legal and regulatory requirements.

6.	Establishing procedures for the receipt, retention and treatment of complaints or concerns received by the Corporation regarding accounting or auditing matters, including the anonymous submission by employees of concerns respecting accounting or auditing matters.

With respect to the external auditors

1.	Reviewing the annual written statement of the external auditors regarding all their relationships with the Corporation and discussing any relationships or services that may impact on their objectivity or independence.

2.	Approving the appointment and, if appropriate, the termination (both subject to shareholder approval) of the external auditors and monitoring their qualifications, performance and independence.

3.	Approving all audit services, determining which non-audit services the external auditors are prohibited from providing and, exceptionally, authorizing non-audit services to be performed by the external auditors.

4.	Pre-approving the basis and amount of the external auditors' fees for both audit and authorized non-audit services.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

5.	Reviewing the audit plan and, if applicable, the quarterly financial statements review plan with the external auditors and management and approving the scope, extent and schedule of such plans.

6.	Reviewing the Corporation's hiring policies for employees or former employees of the external auditors.

7.	Ensuring the respect of legal requirements regarding the rotation of applicable partners of the external auditors, on a regular basis, as required.

8.	Ensuring that the external auditors are always accountable to the Audit Committee and the Board.

With respect to the Code of Business Conduct and Ethics:

1.	Monitoring the effectiveness of the Corporation's Code of Business Conduct and Ethics (the "Code") to confirm that it appropriately addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of the Corporation's assets, compliance with applicable laws and the reporting of illegal or unethical behaviour, and also establish mechanisms to facilitate the effective operation of the Code.

2.	Monitoring conflicts of interest (real or perceived) of members of the Board and management in accordance with the Code.

With respect to the Timely Disclosure, Confidentiality and Insider Trading Policy:

1.	Reviewing periodically, the effectiveness of the Corporation's policies addressing timely disclosure of material information, the confidentiality of material undisclosed information and the prohibitions against trading in securities of the Corporation and other issuers while in possession of undisclosed information material to the Corporation or other such issuers, and shall recommend to the Board any proposed material amendments to such policies.

METHOD OF OPERATION

1.	Meetings of the Audit Committee are held at least quarterly, and as required.

2.	The Chair of the Audit Committee develops the agenda for each meeting of the committee in consultation with the Chief Financial Officer. The agenda and the appropriate material are provided to members of the Audit Committee on a timely basis prior to any meeting of the Audit Committee.

3.	The Chair of the Audit Committee reports regularly to the Board on the business of the Committee.

4.	The Audit Committee has at all times a direct line of communication with the internal and external auditors.

5.	The Audit Committee meets on a regular basis without management or the external auditors.

6.	The Audit Committee meets separately with management, the internal and external auditors at least annually, and more frequently as required.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)

7.	The Audit Committee shall have full, free and unrestricted access to management and employees and to the relevant books and records of the Corporation.

8.	The Audit Committee may invite such other persons (i.e. the Chief Executive Officer, Chief Financial Officer, and Controller) to its meetings, as it deems necessary.

9.	The Audit Committee shall have the authority to:

a.	retain independent legal, accounting or other relevant advisors as it may deem necessary or appropriate to allow it to discharge its responsibilities, subject to advising the Chairman of the Board thereof;

b.	set and pay the compensation of any such advisors, at the expense of the Corporation; and

c.	Any advisors retained shall report directly to the Audit Committee.

10.	The Audit Committee annually reviews its mandate and reports to the Board on its adequacy and publication requirements.

11.	The Corporate Governance, Human Resources and Compensation Committee annually supervises the performance assessment of the Audit Committee and its members.

Nothing contained in this mandate is intended to expand applicable standards of conduct under statutory or regulatory requirements for the directors of the Corporation or the members of the Audit Committee. Even though the Audit Committee has a specific mandate and its members may have financial experience, they do not have the obligation to act as auditors or to perform auditing, or to determine that the Corporation's financial statements are complete and accurate. Members of the Audit Committee are entitled to rely, absent knowledge to the contrary, on (i) the integrity of the persons and organizations from whom they receive information; (ii) the accuracy and completeness of the information provided; and (iii) representations made by management as to the non-audit services provided to the Corporation by the external auditor. The Audit Committee's oversight responsibilities are not established to provide an independent basis to determine that (i) management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures; or (ii) the Corporation's financial statements have been prepared and, if applicable, audited in accordance with generally accepted accounting principles.

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Imvescor Restaurant Group Inc. Annual Information Form (for the 52 weeks ended October 29, 2017)